Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Third Quarter 2015 Financial Results

San Diego, October 29, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:flex®  and t:slim G4™ Insulin Pumps, today reported its financial results for the quarter ended September 30, 2015.

In comparing the third quarter of 2015 to the same period of 2014:

•	Sales grew 16 percent to $15.7 million from $13.5 million
•	Pump shipments grew 17 percent to 3,431 pumps from 2,935 pumps
•	Operating margin improved to negative 119 percent from negative 141 percent

In comparing the nine months ended September 30, 2015 to the same period of 2014:

•	Sales grew 37 percent to $43.7 million from $31.8 million
•	Pump shipments grew 34 percent to 9,249 pumps from 6,893 pumps
•	Operating margin improved to negative 132 percent from negative 183 percent

In September, the Company received U.S. Food and Drug Administration approval and launched the t:slim G4 Insulin Pump, the first and only touch-screen pump with continuous glucose monitoring (CGM) integration.  As anticipated, customers and distributors paused in their buying decision process following its approval to evaluate the t:slim G4 Pump, and in some cases satisfy any additional insurance verification requirements.  This impacted the Company’s sales and cost of sales in the third quarter.  The Company now offers three different pump options for customers to manage their insulin therapy, and following the t:slim G4 launch has seen a significant increase in its preliminary sales order volumes.

“There has been extraordinary customer interest in the t:slim G4 Pump as the newest addition to our product family,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care.  “I’m proud that we were able to launch two new products since May, which allows us to further leverage our infrastructure while providing differentiated solutions to the diabetes community.”

Gross margin improved to 35 percent for the quarter ended September 30, 2015 compared to 33 percent for the same period of 2014.

For the third quarter of 2015, operating expenses totaled $24.2 million compared to $23.4 million for the same period of 2014.

Operating loss for the third quarter of 2015 was $18.7 million, compared to $19.0 million for the same period of 2014.  This included non-cash, stock-based compensation of $3.0 million for the quarter ended September 30, 2015 compared to $3.7 million for the comparable period of 2014.

As of September 30, 2015, the Company had $83.8 million in cash, cash equivalents and short-term investments.

Exhibit 99.1

For the year ending December 31, 2015, the Company has updated its guidance as follows:

•	Sales are estimated to be in the range of $70.0 million to $75.0 million, which includes $4.0 million to $6.0 million of t:flex Insulin Pump sales.
•

Operating margin is estimated to be in the range of negative 95 percent to negative 105 percent, which includes approximately $13.0 million to $14.0 million in non-cash, stock-based compensation expense.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "54342520".

Insulin Pump Use and Diabetes

Diabetes is a chronic, life-threatening disease that affects more than 29 million people in the United States, or nearly 1 in 10 Americans.  Tandem estimates that more than 3 million people in the United States require daily administration of insulin and are candidates for pump therapy. More than 425,000 Americans with type 1 diabetes use an insulin pump, or approximately 27% of the type 1 diabetes population. In addition, approximately 125,000 Americans with type 2 diabetes use an insulin pump, a small fraction of the type 2 diabetes population.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells a family of insulin pump products, which includes the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tflex, #tslimG4, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/in/TandemDiabetes

Exhibit 99.1

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to offer multiple products to leverage its infrastructure and achieve operating efficiencies, and the Company’s ability to sustain sales momentum for during the remainder of 2015. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes; possible delays in customers making a pump purchasing decision while they consider t:slim G4 among their choices; the level of customer interest and preliminary orders for the Company’s products; the potential that newer products that compete with the t:slim G4 Pump, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, including new products offered by Dexcom, may render the t:slim G4 Pump obsolete or less desirable; the potential that customers may not perceive the anticipated benefits associated with the use of the t:slim G4 Pump when paired with a Dexcom G4 sensor; the potential that customers may not be willing to concurrently use a G4 sensor and the t:slim G4 Pump; and the potential that the pump purchasing process, including insurance verification approval for individual customers may take longer than it has historically. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$81,751	$67,282
Restricted cash	2,000	2,000
Accounts receivable, net	7,006	7,652
Inventory, net	17,552	11,913
Other current assets	2,614	1,904
Total current assets	110,923	90,751

Property and equipment, net	14,888	12,581
Other long term assets	2,707	3,132
Total assets	$128,518	$106,464
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$16,475	$14,591
Deferred revenue	1,952	840
Other current liabilities	3,893	2,663
Total current liabilities	22,320	18,094

Notes payable-long-term	29,499	29,440
Other long-term liabilities	5,465	4,358
Total liabilities	57,284	51,892

Total stockholders’ equity	71,234	54,572
Total liabilities and stockholders’ equity	$128,518	$106,464

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$15,716	$13,514	$43,730	$31,834
Cost of sales	10,203	9,117	30,609	23,121
Gross profit	5,513	4,397	13,121	8,713

Operating expenses:
Selling, general and administrative	19,123	18,895	58,077	55,004
Research and development	5,093	4,508	12,828	11,870
Total operating expenses	24,216	23,403	70,905	66,874
Operating loss	(18,703)	(19,006)	(57,784)	(58,161)

Other income (expense), net:
Interest and other income	87	30	247	79
Interest and other expense	(969)	(923)	(2,791)	(2,976)
Total other expense, net	(882)	(893)	(2,544)	(2,897)
Net loss	$(19,585)	$(19,899)	$(60,328)	$(61,058)

Net loss per share, basic and diluted	$(0.65)	$(0.85)	$(2.12)	$(2.64)

Weighted average shares used to compute basic and diluted net loss per share	30,040	23,472	28,504	23,171

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com